EXHIBIT 99.2

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this "Agreement") is entered into as of June 23, 2017 by and between Coqui Radio Pharmaceuticals Corp. (the "Indemnitor"), and SMSA Crane Acquisition Corp., a Nevada corporation (“SSCR” or the "Indemnitee").

RECITALS

WHEREAS, Indemnitor has entered into an agreement regarding the sale of 9,947,490 shares of common stock in SSCR owned by the Indemnitor (the “Stock Sale”), and

WHEREAS, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are required in connection with the Stock Sale,

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

1.

Liabilities of SSCR. Indemnitor represents and warrants to Indemnitee that Schedule A hereto contains a complete and accurate listing of all liabilities of SSCR as of the closing Stock Sale (the “Liabilities”). Other than the Liabilities as set forth in Schedule A hereto, as of the date hereof, SSCR is not liable for any other liability, debt, obligation, deficiency, tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

2.

Indemnification.  In connection with the Stock Sale, and concurrently with the closing thereof, Indemnitor shall pay and satisfy in full each of the Liabilities. Further, Indemnitor shall assume and pay, honor and discharge when due, and shall indemnify SSCR and its affiliates against, all debts, adverse claims, liabilities, judgments and obligations, including tax obligations, of SSCR, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including common law) or any rule or regulation of any governmental authority or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of SSCR, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, at or prior to the closing of the Stock Sale.

3.

Miscellaneous.

3.1

Assignment; Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, and none of the rights or obligations herein may be assigned or delegated without the prior written consent of the other party hereto.  Except as expressly set forth herein, the covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns and shall not be construed as conferring any rights on any other persons.

3.2

Governing Law; Jurisdiction and Venue.  This Agreement, and any matter or dispute arising hereunder or in connection with this Agreement, will be governed by and construed in accordance with the laws of the state of Nevada without giving effect to conflict of laws principles thereof.  Each party hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts located in Reno, Nevada, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this agreement or any of the transactions contemplated hereby.  Each party hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than those located in Reno, Nevada.

3.3

Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent practicable.

3.4

Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, both of which will be considered one and the same agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Agreement to be executed as of the date first written above.

Coqui Radio Pharmaceuticals Corp.

By:	/s/ Carmen I. Bigles
Carmen I. Bigles, Chief Executive Officer

SMSA Crane Acquisition Corp.

By:	/s/ Carmen I. Bigles
Carmen I. Bigles, Chief Executive Officer

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